EXHIBIT 99.1

First Cash Reports 42% Increase in Fourth Quarter Net Income

Initiates 2011 EPS Guidance of $2.02 to $2.10

ARLINGTON, Texas, Jan. 26, 2011 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for both the three months and the year ended December 31, 2010. Earnings per share from continuing operations were $0.59 for the quarter and $1.75 for the year, as net income from continuing operations increased 42% and 32% for the respective fourth quarter and full-year periods. In addition, the Company has initiated guidance for fiscal 2011 earnings from continuing operations at a range of $2.02 to $2.10 per share.

Earnings Highlights

  Diluted earnings per share from continuing operations for the fourth quarter of 2010 were $0.59, an increase of 37% compared to $0.43 in the fourth quarter of 2009.
  Net income from continuing operations increased by 42% to $18.6 million for the fourth quarter of 2010, compared to $13.1 million in the prior year.
  Fiscal 2010 diluted earnings per share from continuing operations were $1.75, a 29% increase compared to $1.36 in 2009.
  Net income from continuing operations for the year increased 32%, totaling $54.3 million, compared to $41.2 million in the prior year.
  Total diluted earnings per share, including income from discontinued operations, were $0.62 for the fourth quarter of 2010 and $1.86 for the full year. Earnings per share from discontinued operations were $0.03 for the quarter and $0.11 for the year.

Revenue Highlights

  Consolidated 2010 revenue was $431 million, an increase of 19% over the prior year. Fourth quarter revenue increased by 17% over the comparable prior-year period.
  Revenue from international operations grew by 30%, accounting for 55% of total fourth quarter revenue and 52% of full year revenue. Fiscal 2010 revenue increased by 11% in the U.S.
  Consolidated same-store revenue increased by 10% during 2010. By country, same-store revenue increased 12% in Mexico and 8% in the United States during fiscal 2010.
  On a product-line basis in fiscal 2010, revenue from service fees on pawn loans increased 26% for the year, reflecting accelerating consumer demand for micro-lending products in both the United States and Mexico. Sales of pawn merchandise increased by 18% for the year, driven by especially strong retail sales in Mexico, which were up 39% in 2010.
  December holiday results were strong, with fourth quarter retail merchandise sales increasing 44% in Mexico and 8% in the U.S.  The retail sales gains reflected the Company's continued focus on hardgood (non-jewelry) lending and retailing in Mexico and more than offset a consolidated fourth quarter decrease in scrap jewelry sales of 14%.
  Total short-term loan and credit services revenue increased by 13% in fiscal 2010 due to increased same-store revenue. Fiscal 2010 revenue from the Company's remaining short-term loan and credit services operations in the United States represented less than 13% of total revenue.

Key Profitability Metrics

  The Company's net operating margin (pre-tax income) was 20% in fiscal 2010, compared to 18% in 2009, which reflected same-store revenue growth and leveraging of operating expenses. The store-level operating profit margins were 29% for fiscal 2010, compared to 28% in the prior year.
  Gross margins on retail pawn merchandise sales were 42% for both the quarter and fiscal 2010, consistent with the comparable prior-year periods. Margins on wholesale scrap jewelry sales were 38% for the quarter and 35% for the year, reflecting increased gold prices in the fourth quarter, as compared to prior-year margins of 33% and 35%, respectively.
  Pawn receivables, which yield future service fees and inventories, increased by 31% year-over-year. Growth of pawn receivables in Mexico was particularly strong at 57% above the prior year, while U.S. pawns increased 13%.
  Over 95% of the Company's $74 million in customer receivables are pawn loans, which are fully collateralized. For the other credit products and services, which are comprised of short-term loans and credit services transactions, credit losses were reduced to 25% of related revenue in fiscal 2010, compared to 26% in the prior year.
  Inventory turns remained strong in fiscal 2010 at 4.1 turns per year, compared to 4.3 turns in the prior year.
  The Company's return on equity for fiscal 2010 was 21%, while its return on assets was 18%. On a year-over-year basis, total shareholder equity increased by 40% and total assets increased by 34%.

New Store Openings

  A total of 19 pawn stores were added during the fourth quarter, resulting in a total of 70 pawn stores added in fiscal 2010.
  Pawn store openings in fiscal 2010 included 58 de novo pawn store openings in Mexico, primarily in central Mexico, which includes Mexico City and the surrounding State of Mexico.
  The Company increased its number of large format U.S. pawn locations by 14 stores in 2010, or 14%, through a combination of acquisitions (6 stores), de novo openings (6 stores) and the expansion of small format stores (2 stores).
  As of December 31, 2010, the Company had 612 total store locations, of which 488 were pawn stores. On a year-over-year basis, the number of large format pawn stores increased by 16% and the total store count increased by 12%.

Financial Position & Liquidity

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations totaled $95 million for fiscal 2010, an increase of 25% over the comparable prior-year period. EBITDA margins were 22% for fiscal 2010 compared to 21% in the prior year. A detailed reconciliation of EBITDA and free cash flow, both non-GAAP financial measures, is provided elsewhere in this release.
  During fiscal 2010, the Company utilized current year cash flows to invest $18.4 million in new store additions, grow net customer receivables by $16.7 million, increase inventories by $13.0 million, reduce debt by $9.8 million and pay $5.7 million for acquisitions.  Even with the significant investments in new stores and receivable growth, free cash flow in fiscal 2010 was $32 million.
  Cash balances increased to $67 million at December 31, 2010, compared to $27 million last year. The Company had no amounts outstanding on its $25 million unsecured revolving credit facility and only $2 million of other interest-bearing debt is currently outstanding.
  As of December 31, 2010, the ratio of total liabilities to stockholders' equity was 0.1 to 1, compared to 0.2 to 1 in the prior year.
  Net working capital increased over the past year by 68% and totaled $170.4 million at year end. The current ratio was 5.9 to 1 at December 31, 2010.

2011 Outlook

  The Company is initiating its fiscal 2011 guidance for earnings per share from continuing operations at a range of $2.02 to $2.10 per share, a 15% to 20% earnings growth over 2010.
  The majority of 2011 revenue will again be derived from pawn operations, with only 10% to 12% of revenue expected to be from U.S. short-term loan and credit services operations.
  The Company expects to add 70 to 80 new stores in 2011, the majority of which will be in Mexico. All of the anticipated 2011 store additions will be pawn stores.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the 2010 results, "We are extremely pleased to announce another year of record-setting operating results. We grew top line revenue by 19% and expanded both gross and operating profit margins, all of which propelled the net income growth of 32%. Importantly, our fourth quarter results were especially strong, which provides significant momentum as we enter 2011."

In addition to record revenue and earnings, the Company achieved other key milestones in 2010. For the first time in Company history, over 50% of total revenues were generated in Mexico. In addition, the full year operating margin reached 20%, which was another first, while the Company also added its 600th store during the fourth quarter of 2010. According to Mr. Wessel, "We are proud of these accomplishments. They are a credit to our diverse and talented team of managers and store associates and reflect their energy and commitment to excellence."

In looking at fourth quarter results, growth in net income was driven by a combination of strong loan demand, impressive retail sales and increased operating margins.  The rate of year-over-year pawn receivable growth, 57% in Mexico and 13% in the U.S., accelerated during the quarter as compared to growth rates at the end of the third quarter. In addition, the important fourth quarter retail sales were up 44% in Mexico and 8% in the U.S. Mr. Wessel noted, "The growth in pawn receivables drove a 30% increase in consolidated fourth quarter pawn service fee revenue, providing visibility for pawn revenue and earnings growth in the first half of 2011. In short, the current operating environment for our pawn stores is robust, given increasing consumer demand for micro-credit and deep-value retail products in both the United States and Mexico."

The Company continues to execute on its growth strategy in Mexico through new store openings and maturation of the existing, but largely immature, store base. The total store count in Mexico now stands at 386 locations, which represents 63% of the Company's consolidated total store count. According to Mr. Wessel, "We believe that First Cash has a significant competitive advantage in Mexico where we are by far the largest operator of full-service pawn stores. The 333 large format stores we have in Mexico allow us to lend on a broader array of products, including many popular consumer electronic items, appliances and power tools. In addition, the size of the stores and their prominent locations attract heavy retail traffic. We opened a total of 58 stores in Mexico this year, and our pipeline of stores slated for opening in 2011 is well-positioned."

In the U.S., First Cash added a total of 14 large format pawn stores in 2010, increasing the U.S. store count from 97 to 111 full service locations. Seven of the new locations were added in the fourth quarter, primarily de novo stores in the Company's Texas markets. Coupled with the mid-year acquisition of five stores on the East Coast, the Company believes that the added stores will drive additional U.S. revenue and profitability. The Company expects to add additional U.S. pawn stores in 2011 which are included in the consolidated store opening target.

The strength of the Company's cash flows and balance sheet liquidity continued to be impressive. All of the 2010 store openings, acquisitions and receivables growth were funded from operating cash flows. There are no amounts outstanding on the Company's $25 million unsecured credit facility, and net investable cash balances have increased approximately $45 million over the past twelve months.

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and long-term earnings growth.   Our business model has proven to be recession resistant and the demand for our credit and retail products continues to grow in both the U.S. and Mexico. Our outstanding operating results in 2010 serve to provide strong validation of our operating model and ongoing strategy. We believe that strong cash flows will continue to support growth through our robust store expansion strategy. In addition, the strength of the balance sheet provides tremendous strategic flexibility and will allow us to generate additional returns for our shareholders. We are excited about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, store openings, liquidity, cash flow, consumer demand for the Company's products and services, competition, strategic options, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2009 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 488 pawn stores make small loans secured by pledged personal property and retail a wide variety of jewelry, electronics, tools and other merchandise. The Company's short-term loan locations provide various combinations of financial services products, including short-term loans, check cashing, and credit services. In total, the Company owns and operates 612 stores in eight U.S. states and 21 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended December 31, 2010:

	Pawn Locations		Short-Term
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations	Locations
United States:
Total locations, beginning of period	104	24	92	220
New locations opened or acquired	7	--	--	7
Locations closed or consolidated	--	--	(1)	(1)
Total locations, end of period	111	24	91	226

Mexico:
Total locations, beginning of period	322	19	33	374
New locations opened or acquired	11	1	--	12
Total locations, end of period	333	20	33	386

Total:
Total locations, beginning of period	426	43	125	594
New locations opened or acquired	18	1	--	19
Locations closed or consolidated	--	--	(1)	(1)
Total locations, end of period	444	44	124	612

The following table details store openings and closings for the twelve months ended December 31, 2010:

	Pawn Locations		Short-Term
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations	Locations
United States:
Total locations, beginning of period	97	26	94	217
New locations opened or acquired	12	--	--	12
Stores converted to large format pawn	2	(2)	--	--
Locations closed or consolidated	--	--	(3)	(3)
Total locations, end of period	111	24	91	226

Mexico:
Total locations, beginning of period	286	10	33	329
New locations opened or acquired	47	11	--	58
Locations closed or consolidated	--	(1)	--	(1)
Total locations, end of period	333	20	33	386

Total:
Total locations, beginning of period	383	36	127	546
New locations opened or acquired	59	11	--	70
Stores converted to large format pawn	2	(2)	--	--
Locations closed or consolidated	--	(1)	(3)	(4)
Total locations, end of period	444	44	124	612

(1)     The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, tools and jewelry. At December 31, 2010, 69 of the U.S. large format pawn stores also offered short-term loans or credit services products.

(2)     The smaller format locations typically have limited retail operations and accept only jewelry and small electronic items as pawn collateral. At December 31, 2010, all of the U.S. and Mexico small format pawn stores also offered short-term loans or credit services products.

First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the United States.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenue:
Pawn merchandise sales	$ 83,600	$ 73,372	$ 269,909	$ 229,493
Pawn service fees	29,427	22,566	102,145	80,805
Short-term loan and credit services fees	16,340	14,126	57,943	51,488
Other	272	282	1,150	1,272
	129,639	110,346	431,147	363,058
Cost of revenue:
Cost of goods sold	49,502	45,287	162,045	138,090
Short-term loan and credit services loss provision	4,453	3,868	14,740	13,369
Other	36	35	157	162
	53,991	49,190	176,942	151,621
Net revenue	75,648	61,156	254,205	211,437

Expenses and other income:
Store operating expenses	32,691	27,574	118,254	100,647
Administrative expenses	11,298	9,539	40,522	34,281
Depreciation and amortization	2,877	2,677	10,506	10,067
Interest expense	44	163	391	765
Interest income	(52)	(7)	(97)	(67)
	46,858	39,946	169,576	145,693

Income from continuing operations before income taxes	28,790	21,210	84,629	65,744

Provision for income taxes	10,215	8,135	30,374	24,588
Income from continuing operations	18,575	13,075	54,255	41,156

Income from discontinued operations, net of tax	981	1,922	3,403	8,608
Net income	$ 19,556	$ 14,997	$ 57,658	$ 49,764

Basic income per share:
Income from continuing operations	$ 0.61	$ 0.44	$ 1.79	$ 1.39
Income from discontinued operations	0.03	0.06	0.11	0.29
Net income per basic share	$ 0.64	$ 0.50	$ 1.90	$ 1.68

Diluted income per share:
Income from continuing operations	$ 0.59	$ 0.43	$ 1.75	$ 1.36
Income from discontinued operations	0.03	0.06	0.11	0.29
Net income per diluted share	$ 0.62	$ 0.49	$ 1.86	$ 1.65

Weighted average shares outstanding:
Basic	30,712	29,838	30,266	29,559
Diluted	31,666	30,421	31,058	30,191

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2010	2009
	(in thousands)
ASSETS

Cash and cash equivalents	$ 67,240	$ 26,777
Service fees receivable	10,685	8,185
Pawn receivables	70,488	53,719
Short-term loan receivables	3,035	3,076
Inventories	47,406	34,437
Other	6,144	10,392
Total current assets	204,998	136,586

Property and equipment, net	58,425	47,980
Goodwill, net	76,355	69,731
Other	2,668	1,988
Total assets	$ 342,446	$ 256,285

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 465	$ 4,111
Accounts payable and accrued liabilities	27,730	20,222
Income taxes payable and deferred tax liabilities	6,427	10,958
Total current liabilities	34,622	35,291

Notes payable, net of current portion	1,386	5,265
Deferred tax liabilities	8,434	3,290
Total liabilities	44,442	43,846

Stockholders' equity	298,004	212,439
Total liabilities and stockholders' equity	$ 342,446	$ 256,285

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended December 31, 2010, as compared to the three months ended December 31, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$ 19,943	$ 18,537	$ 1,406	8%	8%
Pawn scrap jewelry sales	10,120	12,165	(2,045)	(17)%	(17)%
Pawn service fees	12,475	11,084	1,391	13%	13%
Short-term loan and
credit services fees	15,080	13,003	2,077	16%	16%
Other	272	270	2	1%	1%
	57,890	55,059	2,831	5%	5%

Foreign revenue:
Pawn retail merchandise sales	40,745	28,300	12,445	44%	37%
Pawn scrap jewelry sales	12,792	14,370	(1,578)	(11)%	(11)%
Pawn service fees	16,952	11,482	5,470	48%	40%
Short-term loan fees	1,260	1,123	137	12%	6%
Other	--	12	(12)	(100)%	(100)%
	71,749	55,287	16,462	30%	24%

Total revenue:
Pawn retail merchandise sales	60,688	46,837	13,851	30%	25%
Pawn scrap jewelry sales	22,912	26,535	(3,623)	(14)%	(14)%
Pawn service fees	29,427	22,566	6,861	30%	27%
Short-term loan and
credit services fees	16,340	14,126	2,214	16%	15%
Other	272	282	(10)	(4)%	(4)%
	$ 129,639	$ 110,346	$ 19,293	17%	15%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the twelve months ended December 31, 2010, as compared to the twelve months ended December 31, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Twelve Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic revenue:
Pawn retail merchandise sales	$ 70,980	$ 66,376	$ 4,604	7%	7%
Pawn scrap jewelry sales	39,416	34,454	4,962	14%	14%
Pawn service fees	44,071	38,323	5,748	15%	15%
Short-term loan and
credit services fees	53,318	47,648	5,670	12%	12%
Other	1,138	1,211	(73)	(6)%	(6)%
	208,923	188,012	20,911	11%	11%

Foreign revenue:
Pawn retail merchandise sales	117,556	84,566	32,990	39%	30%
Pawn scrap jewelry sales	41,957	44,097	(2,140)	(5)%	(5)%
Pawn service fees	58,074	42,482	15,592	37%	28%
Short-term loan fees	4,625	3,840	785	20%	13%
Other	12	61	(49)	(80)%	(82)%
	222,224	175,046	47,178	27%	20%

Total revenue:
Pawn retail merchandise sales	188,536	150,942	37,594	25%	20%
Pawn scrap jewelry sales	81,373	78,551	2,822	4%	4%
Pawn service fees	102,145	80,805	21,340	26%	22%
Short-term loan and
credit services fees	57,943	51,488	6,455	13%	12%
Other	1,150	1,272	(122)	(10)%	(10)%
	$ 431,147	$ 363,058	$ 68,089	19%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details pawn receivables, short-term loan receivables, active CSO loans outstanding from an independent third-party lender and inventories as of December 31, 2010, as compared to December 31, 2009 (in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase/(Decrease)
	December 31,				Constant Currency
	2010	2009	Increase/(Decrease)		Basis
Domestic customer receivables:
Pawn receivables	$ 35,319	$ 31,277	$ 4,042	13%	13%
Short-term loan receivables,
net of allowance	2,079	2,189	(110)	(5)%	(5)%
CSO short-term loans held
by independent third-party (1)	14,587	11,837	2,750	23%	23%
	51,985	45,303	6,682	15%	15%

Foreign customer receivables:
Pawn receivables	35,169	22,442	12,727	57%	49%
Short-term loan receivables,
net of allowance	956	887	69	8%	2%
	36,125	23,329	12,796	55%	47%

Total customer receivables:
Pawn receivables	70,488	53,719	16,769	31%	28%
Short-term loan receivables,
net of allowance	3,035	3,076	(41)	(1)%	(3)%
CSO short-term loans held
by independent third-party (1)	14,587	11,837	2,750	23%	23%
	$ 88,110	$ 68,632	$ 19,478	28%	26%

Pawn inventories:
Domestic pawn inventories	$ 19,730	$ 17,285	$ 2,445	14%	14%
Foreign pawn inventories	27,676	17,152	10,524	61%	53%
	$ 47,406	$ 34,437	$ 12,969	38%	33%

(1)   CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's condensed consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Twelve Months Ended
	December 31,
	2010	2009
Cash flow from operating activities (1)	$ 73,645	$ 85,213
Cash flow from investing activities:
Pawn and short-term loan receivables	(23,648)	(12,964)
Purchases of property and equipment	(18,385)	(15,376)
Free cash flow	$ 31,612	$ 56,873

(1) Cash flow from operating activities in 2009 included approximately $15 million of non-recurring cash receipts and tax refunds from the discontinued Auto Master operation.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Twelve Months Ended
	December 31,
	2010	2009

Income from continuing operations	$ 54,255	$ 41,156
Adjustments:
Income taxes	30,374	24,588
Depreciation and amortization	10,506	10,067
Interest expense	391	765
Interest income	(97)	(67)
Earnings from continuing operations before interest, taxes,
depreciation and amortization	$ 95,429	$ 76,509

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 431,147	$ 363,058
Earnings from continuing operations before interest, taxes,
depreciation and amortization	95,429	76,509
EBITDA as a percent of revenue	22%	21%

Constant Currency Results

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (December 31, 2009) of 13.1 to 1 was used, compared to the current end of period (December 31, 2010) exchange rate of 12.4 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended December 31, 2009 was 13.1 to 1, compared to the current quarter rate of 12.4 to 1. The average exchange rate for the prior-year twelve-month period ended December 31, 2009 was 13.5 to 1, compared to the current year-to-date rate of 12.6 to 1.

CONTACT: Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone:   (817) 505-3199
         Email:   investorrelations@firstcash.com
         Website: www.firstcash.com